EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION
OF
POWER 3 MEDICAL PRODUCTS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Article 1. The name of the Corporation is Power 3 Medical Products, Inc. (the "Corporation").

Article 2. The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on May 7, 1993.

Article 3. This Certificate of Amendment of the Certificate of Incorporation of the Corporation is filed for the purpose of amending the Certificate of Incorporation to establish and create the relative rights of the Series B Convertible Preferred Stock as set forth herein.  Such powers, designations and relative rights are as follows:

1. Designation and Amount. There shall be a series of Preferred Stock designated as "Series B Convertible Preferred Stock," and the number of shares constituting such series shall be 3,000,000 shares. Such series is referred to herein as the "Convertible Preferred Stock."

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Convertible Preferred Stock shall be $.001.

3. Rank. All shares of Convertible Preferred Stock shall rank pari passu with all of the Corporation’s Common Stock, par value $.001 per share (the "Common Stock"), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, but not as to payment of dividends.

4. Dividends. No dividend shall be declared or paid on the Convertible Preferred Stock.

5. No Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of preferred stock, having a priority on liquidation superior to that of the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Convertible Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such holder are then convertible. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

6. Voting Rights. Except as otherwise required by law, the shares of outstanding Convertible Preferred Stock shall have the number of votes equal to the number of votes of all outstanding shares of Common Stock plus one additional vote such that the holders of outstanding shares of Convertible Preferred Stock shall always constitute a majority of the voting rights of the Corporation. Except as otherwise required by law or by these Articles, the holders of shares of Common Stock and Convertible Preferred Stock shall vote together and not as separate classes.

7. No Redemption. The shares of Convertible Preferred Stock are not redeemable.

8. Conversion Provisions.

                (a) For the purposes of this Section 8, the following definitions shall apply:

                        (i) "Common Stock" shall initially mean the class designated as Common Stock, par value $.001 per share, of the Corporation as of June 15, 2004 subject to adjustment as hereinafter provided.

                        (ii) "Conversion Ratio" means the number of fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate one share of Common Stock for each full share of Convertible Preferred Stock.

                        (iii) "Employee" means a person employed by the Corporation or by a legal entity (as defined in Subsection (ii) of this Section 8(a)) that is controlled, directly or indirectly, by the Corporation;

                        (iv) "Legal Entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

                        (v) "Transfer" means any sale, transfer, gift, assignment, devise or other disposition, whether directly or indirectly, voluntarily or involuntarily or by operation of law or otherwise; and

                        (vi) "Uncertificated Shares" means shares without certificates within the meaning of Section 78.235(4) of the New York Revised Statutes, as it may be amended from time to time, or any subsequent statute replacing this statute.

                (b) Without any action by the Corporation: (1) outstanding shares of Convertible Preferred Stock which are the subject of a Transfer shall be automatically converted into a number of shares of Common Stock determined by multiplying the Conversion Ratio then in effect by the number of shares Convertible Preferred Stock subject to the Transfer; and (2) in the event that an Employee ceases to be an Employee for any reason whatsoever, the outstanding shares of Convertible Preferred Stock held by such Employee shall be  automatically converted into a number of shares of Common Stock determined by multiplying the Conversion Ratio then in effect by the number of shares Convertible Preferred Stock held by such Employee. For purposes of this Section 8, the conversion of shares of Convertible Preferred Stock as a result of a Transfer and the conversion of shares of Convertible Preferred Stock as a result of cessation of an Employee's status as an Employee shall both be referred to as a "Conversion Event."

                        (i) A Conversion Event resulting from a Transfer shall be effective at such time as the holder of the Convertible Preferred Stock who is transferring such shares, regardless of the identity of the purchaser, transferee or other recipient, transfers such shares for disposition, at which time (the "Effective Time") the rights of the holder of the converted Convertible Preferred Stock as such holder shall cease and the holder of the converted Convertible Preferred Stock shall be deemed to have become the holder of record of the shares of Common Stock into which such shares of Convertible Preferred Stock have been converted as a result of the Transfer.

                        (ii) The Effective Time of a Conversion Event resulting from cessation of an Employee's status as an Employee shall be the day and time that the Employee's status as an Employee terminates. At the Effective Time the rights of the holder of the converted Convertible Preferred Stock as such holder shall cease and the holder of the converted Convertible Preferred Stock shall be deemed to have become the holder of record of the shares of Common Stock into which such shares of Convertible Preferred Stock have been converted as a result of the Conversion Event.

                        (iii) Each conversion of shares of Convertible Preferred Stock into shares of Common Stock pursuant to this Section 8(b) shall be deemed to be effective upon the Effective Time and at the Effective Time the rights of the holder of the converted Convertible Preferred Stock as such holder shall cease and the holder of the converted Convertible Preferred Stock shall be deemed to have become the holder of record of the shares of Common Stock into which such shares of Convertible Preferred Stock have been converted as a result of the applicable Conversion Event.

                        (iv) The Board of Directors of the Corporation shall have the power to determine whether a Conversion Event has taken place with respect to any situation based upon the facts known to it. Each shareholder shall provide such information that the Corporation may reasonably request in order to ascertain facts or circumstances relating to a Transfer or proposed Transfer or a Conversion Event or proposed Conversion Event.

                (c) The holder of shares of Convertible Preferred Stock converted pursuant to this Section 8 shall promptly surrender the certificate or certificates representing the shares so converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Convertible Preferred Stock) at any time during its usual business hours, and if such shares of Convertible Preferred Stock are Uncertificated Shares, shall promptly notify the Corporation in writing of such transfer at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Convertible Preferred Stock).

                (d) In no event shall the Corporation be liable to any such holder or any third party arising from any such conversion.

                (e) The shares of Common Stock resulting from a conversion of duly authorized, validly issued, fully paid and nonassessable shares of Convertible Preferred Stock into shares of Common Stock pursuant to this Section 8 shall be duly authorized, validly issued, fully paid and nonassessable. Any share of Convertible Preferred Stock which is converted into a share of Common Stock pursuant to this Section 8 shall become an authorized but unissued share of Convertible Preferred Stock.

                (f) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issue upon conversion of Convertible Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock.

                (g) The issuance of certificates evidencing (or in the case of Uncertificated Shares, the provision of applicable written statements or other documents with respect to) shares of Common Stock upon conversion of shares of Convertible Preferred Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any Transfer involved in the issuance and delivery of any certificate in (or in the case of Uncertificated Shares, the provision of applicable written statements or other documents with respect to) a name other than that of the holder of the Convertible Preferred Stock converted.

                (h) The Conversion Ratio shall be subject to adjustment as follows:

                        (i) In case the Company shall (A) pay a dividend or make a distribution in Common Stock, or (B) subdivide or reclassify its outstanding shares of Common Stock into a greater or smaller number of shares, the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio thereafter shall be determined by multiplying the Conversion Ratio at which such shares of Convertible Preferred Stock were theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of

Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event described above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or reclassification.

                        (ii) In case the Company shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date therefore to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as determined in accordance with the provisions of Subsection (iv) of this Section 8) at the record date therefore (the "Current Market Price"), or in case the Company shall issue other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price; then the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio therefore shall be equal to the price determined by multiplying the Conversion Ratio at which shares of Convertible Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase and of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares, convertible or exchangeable securities, rights or warrants plus the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Common Stock (as determined in accordance with the provisions of Subsection (iv) of this Section 8. Such adjustment shall be made whenever such convertible or exchangeable securities rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such securities. However upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Ratio pursuant to this Subsection (ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Ratio shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Ratio made pursuant to the provisions of this Section 8 after the issuance of such rights or warrants) had the adjustment of the Conversion Ratio made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                        (iii) In case the Company shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (excluding cash dividends) or rights to subscribe (excluding those referred to in Subsection (ii) of this Section 8), then in each such case the number of shares of Common Stock into which each share of Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Convertible Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of outstanding shares of Common Stock multiplied by the Current Market Price per share of Common Stock (as determined in accordance with the provisions of Subsection (iv) of this Section 8) on the date of such distribution and of which the denominator shall be the product of the number of outstanding shares of Common Stock and the Current Market Price per share of Common Stock, less the aggregate fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a statement filed with the transfer agent for the shares of Convertible Preferred Stock) of the capital stock, assets or evidences of indebtedness so distributed or of such subscription rights. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

                        (iv) For the purpose of any computation under Subsection (ii) and (iii) of this Section 8, the Current Market Price per share of Common Stock at any date shall be deemed to be the average Sale Price for the thirty consecutive trading days commencing forty-five trading days before the day in question. As used herein, "Sale Price" means the closing sales price of the Common Stock (or if no sale price is reported, the average of the high and low bid prices) as reported by the principal national or regional stock exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national or regional stock exchange, as reported by national Association of Securities Dealers Automated Quotation System and if not so reported then as reported by the Electronic Bulletin Board or the National Quotation Bureau Incorporated.

                        (v) No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in the price then in effect; provided, however, that any adjustments which by reason of this Subsection (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 8 shall be made to the nearest cent.

                        (vi) In the event that, at any time as a result of an adjustment made pursuant to Subsection (i) or Subsection (iii) of this Section 8, the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on the terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (i) through (v) of this Section 8, and the other provisions of this Subsection (vi) with respect to the Common Stock shall apply on like terms to any such other shares.

                        (vii) Whenever the conversion rate is adjusted, as herein provided, the Company shall promptly file with the transfer agent for Convertible Preferred Stock, a certificate of an officer of the Company setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. Such certificate shall be conclusive evidence of the correctness of such adjustment. The Company shall promptly cause a notice of the adjusted conversion rate to be mailed to each registered holder of shares of Convertible Preferred Stock.

(viii) If any of the following events occur, namely (i) any reclassification or change (other than a combination of reclassification into a smaller number of shares) of outstanding shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision) or (ii) any consolidation or merger to which the Company is a party (other than a consolidation or merger to which the Company is the continuing corporation and which does not result in any classification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision) in, outstanding shares of Common Stock); then the Company or such successor, as the case may be, shall provide in its Certificate of Incorporation that each share of Convertible Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock issuable upon conversion of each such share of Convertible Preferred Stock immediately prior to such reclassification, change, consolidation or merger. Such Certificate of Incorporation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 8. The Company shall cause notice of the execution of any such event contemplated by this paragraph to be mailed to each holder of shares of Convertible Preferred Stock as soon as practicable. The above provisions of this Section 8(i) shall similarly apply to successive reclassifications, consolidations and mergers.

9. Outstanding Shares. For purposes of these Articles of Designation, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

10. Securities Not Registered Under the Securities Act of 1933.

                 (a) Securities Not Registered. Neither the shares of Convertible Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

                 (b) Restrictive Legends. Each share of Convertible Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Convertible Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Convertible Preferred Stock or Common Stock (except as otherwise permitted by this Section 11), shall be stamped or otherwise imprinted with a legend in substantially the following form:

"The securities represented hereby have not been registered under the Securities Act of 1933.
Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

11. Preemptive Rights. The Convertible Preferred is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Article 4. This Certificate of Amendment of the Certificate of Incorporation was authorized by the Board of Directors in accordance with Section 805 of the New York Business Corporation Law.

IN WITNESS WHEREOF, Power 3 Medical Products, Inc. has caused this certificate to be signed by its Chief Executive Officer as of the 5th day of September, 2007.

POWER 3 MEDICAL PRODUCTS, INC.

By:	/s/ Steven B. Rash
Name:	Steven B. Rash
Title:	Chief Executive Officer